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EXHIBIT 20

                              WAYNE BANCORP, INC.
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                THE HOLDING COMPANY OF WAYNE SAVINGS BANK, F.S.B.
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                 1195 HAMBURG TURNPIKE, WAYNE, NEW JERSEY 07474
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                                (201) 305-5555
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                                 PRESS RELEASE

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                                               ISSUED BY: THE BOARD OF DIRECTORS
                                               CONTACT: Walter F. Guarino
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                                                        (201) 539-0300


                  WAYNE BANCORP, INC. APPOINTS JOHANNA O'CONNELL
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                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
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     WAYNE, NEW JERSEY August 29, 1996 -- Mr. Harold P. Cook, III.,  Chairman of
the Board of Wayne Bancorp, Inc. (the "Company") announced today that Ms. Johanna O'Connell has been appointed President of the Company and President and Chief Executive Officer of Wayne Savings Bank, F.S.B. (the "Bank"), the wholly owned subsidiary of the Company. Mr. Cook will assume the responsibilities of Chief Executive Officer of the Company.

     Ms. O'Connell is being promoted from her positions as Vice President of the Company and Senior Vice President and Chief Lending Officer of Wayne Savings Bank, F.S.B. She has been with the Bank since 1989, having previously served as Executive Vice President and Chief Lending Officer of Fellowship Savings and Loan Association in Bergenfield, New Jersey.

     Mr. Cook stated that "the Board is delighted that Ms. O'Connell has accepted the positions as President of the Company and President and Chief Executive Officer of the Bank. Ms. O'Connell has been a highly valuable asset of the Bank. She has tremendous experience in community banking and knowledge of our community and has demonstrated her commitment to the success of the Company and the Bank. We have utmost confidence in Ms. O'Connell's ability to implement our strategic plans as we begin life as a public company."


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     Ms.  O'Connell  succeeds  William E.  Vanderberg  who has resigned from his positions as President and Chief Executive Officer and director of the Company and the Bank. The Boards of the Company and Bank and Mr. Vanderberg agreed that Mr. Vanderberg's resignation was in the mutual best interests of Mr. Vanderberg and the Company. The Boards believed that a recent temporary treatable medical condition experienced by Mr. Vanderberg may impact the Company's and the Bank's expeditious implementation of their strategic plan since the Bank's recent conversion to a publicly owned thrift. The Boards want to express their appreciation to Mr. Vanderberg for his nine years of service to the Bank and wish him well in the future.

     Headquartered in Wayne, New Jersey, Wayne Bancorp, Inc. is the parent holding company of Wayne Savings Bank, F.S.B., an FDIC-insured savings institution operating three branch offices and an administrative office in Wayne plus a fourth branch office in North Haledon, New Jersey.